Exhibit 99.1

PRESS RELEASE
Investor Contact:

AngioDynamics, Inc.
Stephen Trowbridge, Executive Vice President & CFO
(518) 795-1408

AngioDynamics Reports Fiscal 2021 Second Quarter Financial Results
Fiscal 2021 Second Quarter Highlights
•	Net sales of $72.8 million increased 4.0% compared to the prior-year quarter
•	Gross margin declined 410 basis points year over year to 55.2%
•	GAAP loss per share of $0.11 and adjusted earnings per share of $0.01
•	Cash and cash equivalents on November 30, 2020 were $58.0 million, compared to $47.9 million on August 31, 2020
•	The Company reaffirms its guidance of fiscal year 2021 net sales between $278 and $284 million and fiscal year 2021 adjusted earnings per share between $0.00 and $0.05
•	Today, the Company announced that it plans to launch its new multi-purpose mechanical aspiration thrombectomy device in calendar year 2021.

Latham, New York, January 7, 2021 – AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, peripheral vascular disease, and oncology, today announced financial results for the second quarter of fiscal year 2021, which ended November 30, 2020.

“I am very pleased with our performance in the second quarter, as sales execution and continued expense management drove strong revenue and positive earnings,” commented Jim Clemmer, President and Chief Executive Officer of AngioDynamics, Inc. “AngioVac and Auryon performed well during the quarter, as we continue to focus on growing our key technology platforms while managing expenses throughout the business. In the second half of the year, we expect ongoing COVID-related headwinds as well as typical third-quarter seasonality, which is contemplated in our full-year guidance. We are excited about the planned launch of our multi-purpose mechanical aspiration thrombectomy device in calendar 2021, as this new member of the AngioVac platform family will position us to serve the much larger addressable market of moderately complex thrombectomy cases, while AngioVac and Uni-Fuse continue to address the complex and simple ends of the spectrum, respectively.”

Second Quarter 2021 Financial Results

Net sales for the second quarter of fiscal 2021 were $72.8 million, an increase of 4.0% compared to the prior-year quarter. Net sales in the second quarter continued to be impacted by the disruption to procedure volumes resulting from the COVID-19 global pandemic. Foreign currency translation did not have a significant impact on the Company’s sales in the quarter.

•    Vascular Interventions and Therapies (“VIT”) net sales were $33.9 million, an increase of 8.8%, compared to $31.2 million a year ago. Growth was driven by increased AngioVac sales over the previous year, partially offset by a decline in sales of Venous products resulting from lower elective procedure volumes. Auryon sales during the quarter were $2.1 million.

•    Oncology net sales were $14.9 million, a decrease of 7.0% from $16.0 million a year ago. The year-over-year decline was primarily attributable to lower capital sales, which were somewhat offset by strong growth in sales of NanoKnife disposables, particularly in the United States.

•    Vascular Access net sales were $23.9 million, an increase of 5.0% from $22.8 million a year ago.

U.S. net sales in the second quarter of fiscal 2021 were $60.7 million, an increase of 9.2% from $55.6 million a year ago. International net sales were $12.1 million in the second quarter of fiscal 2021, a decrease of 16.3% from $14.4 million a year ago.

Gross margin for the second quarter of fiscal 2021 was 55.2%, a decline of 410 basis points compared to the second quarter of fiscal 2020. The gross margin decline was primarily attributable to the Company’s previously discussed COVID-related operating plan. This plan included under-absorption of the Company’s manufacturing facilities related to additional COVID-related operating protocols designed to ensure supply-chain security and employee safety. Additionally, during the second quarter, inventory was reduced by $3.2 million when compared to inventory levels on August 31, 2020. Since year end, inventory levels have been reduced by $10.3 million.

The Company recorded a net loss of $4.3 million, or loss per share of $0.11, in the second quarter of fiscal 2021. This compares to net loss of approximately $2.7 million, or loss per share of $0.07, a year ago.

Excluding the items shown in the non-GAAP reconciliation table below, adjusted net income for the second quarter of fiscal 2021 was $0.6 million or adjusted earnings of $0.01 per share, compared to adjusted net income of $2.2 million, or adjusted earnings per share of $0.06, in the second quarter of fiscal 2020.

Adjusted EBITDA in the second quarter of fiscal 2021, excluding the items shown in the reconciliation table below, was $5.2 million, compared to $6.4 million in the second quarter of fiscal 2020.

In the second quarter of fiscal 2021, the Company generated $11.5 million in operating cash and had capital expenditures of $1.4 million. As of November 30, 2020, the Company had $58.0 million in cash and cash equivalents compared to $47.9 million in cash and cash equivalents on August 31, 2020. As of November 30, 2020, the Company had $40.0 million in debt outstanding, consistent with its debt balance on August 31, 2020. Subsequent to quarter end, the Company repaid $10 million of its outstanding debt. Management remains focused on cash preservation amid the current environment.

Six Months Financial Results

For the six months ended November 30, 2020:

•	Net sales were $143.0 million, an increase of 5.1%, compared to $136.0 million for the same period a year ago.

•	The Company's net loss was $9.0 million, or a loss of $0.22 per share, compared to a net loss of $4.0 million, or a loss of $0.11 per share, a year ago.

•	Gross margin decreased 550 basis points to 53.1% from 58.6% a year ago due to the Company’s previously discussed COVID-related operating plan.

•
Excluding the items shown in the non-GAAP reconciliation table below, adjusted net income was $1.2 million, or $0.03 per share, compared to adjusted net income of $5.3 million, or $0.14 per share, a year ago.

•	Adjusted EBITDA, excluding the items shown in the reconciliation table below, was $9.6 million, compared to $13.7 million for the same period a year ago.

Fiscal Year 2021 Financial Guidance

The Company continues to expect fiscal year 2021 net sales in the range of $278 to $284 million and fiscal year 2021 adjusted earnings per share in the range of $0.00 to $0.05.

Conference Call

The Company’s management will host a conference call today at 8:00 a.m. ET to discuss its fiscal 2021 second quarter results.

To participate in the conference call, dial 1-877-407-0784 (domestic) or +1-201-689-8560 (international) and refer to the passcode 13714154.

This conference call will also be webcast and can be accessed from the “Investors” section of the AngioDynamics website at www.angiodynamics.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.

A recording of the call will also be available from 11:00 a.m. ET on Thursday, January 7, 2021, until 11:59 p.m. ET on Thursday, January 14, 2021. To hear this recording, dial 1-844-512-2921 (domestic) or +1-412-317-6671 (international) and enter the passcode 13714154.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics' business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported adjusted EBITDA, adjusted net income, adjusted earnings per share, and free cash flow. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics' performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics' underlying business. Management encourages investors to review AngioDynamics' financial results prepared in accordance with GAAP to understand AngioDynamics' performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics' financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

About AngioDynamics, Inc.

AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, peripheral vascular disease, and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, vascular access products, angiographic products and accessories, drainage products, thrombolytic products and venous products. For more information, visit www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics' expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as "expects," "reaffirms," "intends," "anticipates," "plans," "believes," "seeks," "estimates," "optimistic," or variations of such words and similar expressions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics' expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the scale and scope of the COVID-19 global pandemic, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, infringement of AngioDynamics' technology or assertions that AngioDynamics' technology infringes the technology of third parties, the ability of AngioDynamics to effectively compete against competitors that have substantially greater resources, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, challenges with respect to third-party distributors or joint venture partners or collaborators, the results of sales efforts, the effects of product recalls and product liability claims, changes in key personnel, the ability of AngioDynamics to execute on strategic initiatives, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate acquired businesses, as well as the risk factors listed from time to time in AngioDynamics' SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2020. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, the NanoKnife System has received a 510(k) clearance by the Food and Drug Administration for use in the surgical ablation of soft tissue and is similarly approved for commercialization in Canada, the European Union, and Australia. The NanoKnife System has not been cleared for the treatment or therapy of a specific disease or condition.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three Months Ended		Six months ended
	Nov 30, 2020	Nov 30, 2019	Nov 30, 2020	Nov 30, 2019
	(unaudited)		(unaudited)

Net sales	$72,770	$70,003	$142,986	$136,045
Cost of sales (exclusive of intangible amortization)	32,596	28,459	67,048	56,284
Gross profit	40,174	41,544	75,938	79,761
% of net sales	55.2%	59.3%	53.1%	58.6%

Operating expenses
Research and development	9,712	7,764	18,721	14,055
Sales and marketing	20,174	20,113	37,879	39,493
General and administrative	9,219	10,994	17,776	19,448
Amortization of intangibles	4,593	4,530	9,546	8,398
Change in fair value of contingent consideration	184	145	(473)	(303)
Acquisition, restructuring and other items, net	1,128	1,421	2,447	2,921
Total operating expenses	45,010	44,967	85,896	84,012
Operating loss	(4,836)	(3,423)	(9,958)	(4,251)
Interest expense, net	(235)	(41)	(450)	(506)
Other income (expense), net	(102)	162	422	64
Total other income (expense), net	(337)	121	(28)	(442)
Loss before income tax benefit	(5,173)	(3,302)	(9,986)	(4,693)
Income tax benefit	(905)	(566)	(1,450)	(682)
Net loss	$(4,268)	$(2,736)	$(8,536)	$(4,011)

Loss per share
Basic	$(0.11)	$(0.07)	$(0.22)	$(0.11)
Diluted	$(0.11)	$(0.07)	$(0.22)	$(0.11)

Weighted average shares outstanding
Basic	38,327	37,992	38,242	37,887
Diluted	38,327	37,992	38,242	37,887

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Net Loss to non-GAAP Adjusted Net Income:

	Three Months Ended		Six months ended
	Nov 30, 2020	Nov 30, 2019	Nov 30, 2020	Nov 30, 2019
	(unaudited)		(unaudited)

Net loss	$(4,268)	$(2,736)	$(8,536)	$(4,011)

Amortization of intangibles	4,593	4,530	9,546	8,398
Change in fair value of contingent consideration	184	145	(473)	(303)
Acquisition, restructuring and other items, net (1)	1,128	1,421	2,447	2,921
Write-off of deferred financing fees (2)	—	—	—	593
Tax effect of non-GAAP items (3)	(1,073)	(1,209)	(1,803)	(2,273)
Adjusted net income	$564	$2,151	$1,181	$5,325

Reconciliation of Diluted Loss Per Share to non-GAAP Adjusted Diluted Earnings Per Share:

	Three Months Ended		Six months ended
	Nov 30, 2020	Nov 30, 2019	Nov 30, 2020	Nov 30, 2019
	(unaudited)		(unaudited)

Diluted loss per share	$(0.11)	$(0.07)	$(0.22)	$(0.11)

Amortization of intangibles	0.12	0.12	0.25	0.22
Change in fair value of contingent consideration	—	—	(0.01)	(0.01)
Acquisition, restructuring and other items, net (1)	0.03	0.04	0.06	0.08
Write-off of deferred financing fees (2)	—	—	—	0.02
Tax effect of non-GAAP items (3)	(0.03)	(0.03)	(0.05)	(0.06)
Adjusted diluted earnings per share	$0.01	$0.06	$0.03	$0.14

Adjusted diluted sharecount	38,473	38,092	38,503	38,120

(1) Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.
(2) Deferred financing fees related to the old credit agreement were written off during the first quarter of fiscal year 2020.
(3)  Adjustment to reflect the income tax provision on a non-GAAP basis has been calculated assuming no valuation allowance on the Company's U.S. deferred tax assets and an effective tax rate of 23% for November 30, 2020 and 2019.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Net Loss to Adjusted EBITDA:

	Three Months Ended		Six months ended
	Nov 30, 2020	Nov 30, 2019	Nov 30, 2020	Nov 30, 2019
	(unaudited)		(unaudited)

Net loss	$(4,268)	$(2,736)	$(8,536)	$(4,011)

Income tax benefit	(905)	(566)	(1,450)	(682)
Interest expense, net	235	41	450	506
Depreciation and amortization	6,397	5,863	12,936	11,033
Change in fair value of contingent consideration	184	145	(473)	(303)
Stock based compensation	2,387	2,242	4,251	4,226
Acquisition, restructuring and other items, net (1)	1,128	1,421	2,447	2,921
Adjusted EBITDA	$5,158	$6,410	$9,625	$13,690

Per diluted share:
Adjusted EBITDA	$0.13	$0.17	$0.25	$0.36

(1) Includes costs related to merger and acquisition activities, restructuring, and unusual items, including asset impairments and write-offs, certain litigation, and other items.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three Months Ended					Six months ended
	Nov 30, 2020	Nov 30, 2019	% Growth	Currency Impact	Constant Currency Growth	Nov 30, 2020	Nov 30, 2019	% Growth	Currency Impact	Constant Currency Growth

	(unaudited)					(unaudited)
Net Sales by Product Category
Vascular Interventions & Therapies	$33,900	$31,150	8.8%			$63,757	$60,063	6.2%
Vascular Access	23,930	22,784	5.0%			52,035	45,943	13.3%
Oncology	14,940	16,069	(7.0)%			27,194	30,039	(9.5)%
	$72,770	$70,003	4.0%	(0.3)%	3.7%	$142,986	$136,045	5.1%	(0.2)%	4.9%
	—	—

Net Sales by Geography
United States	$60,684	$55,555	9.2%			$114,792	$108,492	5.8%
International	12,086	14,448	(16.3)%	(1.3)%	(17.6)%	28,194	27,553	2.3%	(0.8)%	1.5%
	$72,770	$70,003	4.0%	(0.3)%	3.7%	$142,986	$136,045	5.1%	(0.2)%	4.9%

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Nov 30, 2020	May 31, 2020
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$58,025	$54,435
Accounts receivable, net	33,604	31,263
Inventories	49,582	59,905
Prepaid expenses and other	8,493	7,310
Total current assets	149,704	152,913
Property, plant and equipment, net	29,628	28,312
Other assets	17,513	15,338
Intangible assets, net	190,559	197,136
Goodwill	201,117	200,515
Total assets	$588,521	$594,214
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$15,979	$19,096
Accrued liabilities	27,610	29,380
Current portion of contingent consideration	—	836
Other current liabilities	2,223	2,133
Total current liabilities	45,812	51,445
Long-term debt, net of current portion	40,000	40,000
Contingent consideration, net of current portion	15,178	14,811
Deferred income taxes	23,018	24,057
Other long-term liabilities	10,170	9,029
Total liabilities	134,178	139,342
Stockholders' equity	454,343	454,872
Total Liabilities and Stockholders' Equity	$588,521	$594,214

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Six months ended
	Nov 30, 2020	Nov 30, 2019	Nov 30, 2020	Nov 30, 2019
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net loss	$(4,268)	$(2,736)	$(8,536)	$(4,011)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,436	5,903	13,013	11,110
Non-cash lease expense	599	904	1,265	904
Stock based compensation	2,387	2,242	4,251	4,226
Change in fair value of contingent consideration	184	145	(473)	(303)
Deferred income taxes	(933)	(559)	(1,553)	(734)
Change in accounts receivable allowances	(431)	652	29	199
Fixed and intangible asset impairments and disposals	90	270	180	369
Write-off of other assets	—	—	—	593
Other	202	(19)	(230)	(27)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	425	(2,010)	(2,281)	9,464
Inventories	3,281	(4,856)	10,528	(10,009)
Prepaid expenses and other	(2,764)	(2,798)	(6,323)	(3,544)
Accounts payable, accrued and other liabilities	6,240	8,799	(3,847)	(8,834)
Net cash provided by (used in) operating activities	11,448	5,937	6,023	(597)
Cash flows from investing activities:
Additions to property, plant and equipment	(1,361)	(2,623)	(3,185)	(4,014)
Acquisition of intangibles	—	(200)	—	(350)
Cash paid in acquisition	—	(45,760)	—	(45,760)
Net cash used in investing activities	(1,361)	(48,583)	(3,185)	(50,124)
Cash flows from financing activities:
Repayment of long-term debt	—	—	—	(132,500)
Deferred financing costs on long-term debt	—	—	—	(741)
Payment of acquisition related contingent consideration	—	—	—	(1,208)
Proceeds (outlays) from exercise of stock options and employee stock purchase plan	(10)	—	481	(1,300)
Net cash provided by (used in) financing activities	(10)	—	481	(135,749)
Effect of exchange rate changes on cash and cash equivalents	19	244	271	76
Increase (decrease) in cash and cash equivalents	10,096	(42,402)	3,590	(186,394)
Cash and cash equivalents at beginning of period	47,929	83,649	54,435	227,641
Cash and cash equivalents at end of period	$58,025	$41,247	$58,025	$41,247

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands)

Reconciliation of Free Cash Flows:
	Three Months Ended		Six months ended
	Nov 30, 2020	Nov 30, 2019	Nov 30, 2020	Nov 30, 2019
	(unaudited)		(unaudited)

Net cash provided by (used in) operating activities	$11,448	$5,937	$6,023	$(597)
Additions to property, plant and equipment	(1,361)	(2,623)	(3,185)	(4,014)
Free Cash Flow	$10,087	$3,314	$2,838	$(4,611)